UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Vita Coco Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

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THE VITA COCO COMPANY, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2022

May 3, 2022

The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of
The Vita Coco Company, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 21, 2022 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its Annual Meeting of Stockholders that will be held virtually on Wednesday, June 1, 2022 at 9:00 a.m. Eastern Time.

On April 29, 2022, Michael Kirban, the Company’s Co-Founder, Co-Chief Executive Officer, and Chairman of the Board, submitted his resignation as Co-Chief Executive Officer of the Company. On May 2, 2022, the Board, acting by unanimous written consent, appointed Mr. Kirban as Executive Chairman of the Company. Mr. Kirban will serve with the title of Executive Chairman and Co-Founder and continue to be an executive officer and director of the Company. The Board also determined that Martin Roper, the Company’s Co-Chief Executive Officer and director of the Board, will be designated as the sole Chief Executive Officer and principal executive officer of the Company.

In connection with Mr. Kirban’s appointment as Executive Chairman, the Board approved an amendment to that certain Amended and Restated Employment Agreement, by and between the Company and Michael Kirban, dated as of October 20, 2021 (the “Employment Agreement”), to provide that (i) Mr. Kirban may not be terminated without Cause (as defined in the Employment Agreement) prior to July 1, 2023, rather than prior to July 1, 2022, with corresponding changes to dates regarding certain Board approval of such action to extend by one-year, in each case, and (ii) certain Board approval electing to transition Mr. Kirban to a part-time position will extend by one-year, in each case. Mr. Kirban’s compensation will remain unchanged and he will otherwise continue to be subject to the same terms and conditions as set forth in the Employment Agreement.

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